UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to § 240.14a-12

eBay Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ____________________________________________________

(2)	Form, Schedule or Registration Statement No.: ____________________________________________________

(3)	Filing Party: ____________________________________________________

(4)	Date Filed: ____________________________________________________

On March 4, 2014, Marc Andreessen, a member of eBay Inc.’s (“the Company”) board of directors, issued the following statement:

Carl Icahn 2011 Agrees with Marc Andreessen 2014

According to Carl Icahn, venture capital board members are fine for Carl Icahn in 2011 but not fine for eBay in 2014.

When Carl Icahn’s board nominees’ business activities created conflicts, Mr. Icahn has argued forcefully that a board should and could manage those conflicts if his nominees were elected by shareholders.

Contrary to Mr. Icahn’s theory today – that a venture capital director cannot be “trusted to objectively advise” a board if he or she has potential conflicts – Mr. Icahn, in 2011, provided the following information to shareholders of another company, Forest Laboratories, in response to questions raised about whether his director nominees were conflicted:

In defense of his own nominees: “Potential conflicts of interest are by no means rare, though, and seem to be especially frequent among technology and biotech companies.  Each of those fields tends to be intensely technical by nature, and corporations involved in those areas often find that it is useful to have a board of directors with significant experience in those areas, which means that at least minor conflicts of interest often arise.  In addition, these firms are frequently funded by venture capital; the venture capital firms invariably put their own directors on the boards; and those directors or their firms often have direct and material conflicts of interest because they usually fund/control potentially competitive corporations as well.” (1)

On his own nominees’ potential conflicts: “The biopharma industry has standard practices on how to deal with potential director conflicts regarding business development opportunities.  Directors simply recuse themselves in the event of a vote or decision that may present a conflict.  The benefit of drawing upon knowledge and experience from shared, collective service on multiple biopharma boards heavily outweighs the potential conflict in these rare situations which are easily managed through recusal.” (2)

Mr. Icahn also approved walling off directors as a sufficient way to address a conflict: “A general set of ‘best practices’ has evolved for dealing with [conflicts of interest],” and can “be dealt with by the methods used by thousands of other public and private corporations” and handled “with professionalism and very little fuss and bother… Given the ubiquity of such conflicts, as well as similar situations in which directors or senior management might have conflicting interests, a general set of ‘best practices’ has evolved for dealing with them. The first, and perhaps most important measure is that the existence of the potential conflict needs to be disclosed by the director to the board.  Here, of course, that has already been done. Second, the directors should determine, on a case by case basis, whether they should wall themselves off from conflicted directors when making a decision with respect to a conflicted transaction.” (1)

“To the extent these potential conflicts of interest actually exist, they are routine matters with which corporate boards of directors normally deal and pose no significant issues.” (1)

“An appropriate conflicts and recusal policy similarly could ameliorate any information-sharing concerns that might theoretically arise from interlocking board members.” (1)

Why does Carl Icahn in 2014 think that Carl Icahn in 2011 was so obviously and blatantly engaged in terrible corporate governance?

Sources:

(1) Mr. Icahn and his affiliates filed two opinions of legal counsel as supporting proxy materials in his proxy fight for Forest Laboratories:

Letter from Ashby & Geddes, Counsel to Icahn Capital LP, 8/7/2011
http://www.sec.gov/Archives/edgar/data/38074/000092847511000188/frxdfan14a081111.txt

Letter from Arnold & Porter LLP, Antitrust Counsel to Icahn Capital LP, 8/7/2011
http://www.sec.gov/Archives/edgar/data/38074/000092847511000179/frxdfan14a080811ap.txt

2) Open Letter from the Icahn Group to Forest Laboratories Shareholders, 4/7/ 2011
http://www.sec.gov/Archives/edgar/data/38074/000092847511000174/frxdfan14a080811.txt

[Legends Included in Original Are Excerpted at the End of this DEFA 14A Filing]
 * * * * * *
On March 4, 2014, Company President and Chief Executive Officer John Donahoe made the following statements in an interview on the Wall Street Journal’s “Boss Talk”:

Mr. Donahoe, CEO since March 2008, talked recently with The Wall Street Journal about why eBay is better off with PayPal and how he stays focused on running the business. Edited excerpts:

WSJ: What is your opinion of Mr. Icahn's proposal to carve off PayPal from eBay?

Mr. Donahoe: EBay and PayPal we believe are stronger together than they would be apart. EBay helps PayPal grow faster by creating a flywheel effect because PayPal is the primary and, in some cases, exclusive way to pay on eBay.

When we look out at the market opportunity, we look at the convergence of e-commerce and retail, online and offline. We see an enormous opportunity. Our focus at eBay is to enable commerce, connecting buyers and sellers all over the world. My primary focus these days is staying focused on our business and growing our business.

WSJ: What would happen to eBay and PayPal if they did split?

Mr. Donahoe: We look at both alternatives all the time. Obviously, they would continue to compete in their respective markets. They will grow sustainably better together than they would apart. PayPal is not being held back by being part of eBay, the same way that the eBay marketplace is not being held back by being part of PayPal.

Our challenge is to make payments so easy that other technology companies just use our capabilities, because in many cases other companies don’t really want to get into the guts of payments.

WSJ: Why bother listening to Mr. Icahn, who has just a 2% stake in eBay?

Mr. Donahoe: I always listen to shareholders. Our shareholders have reinforced their belief that our current direction, our current strategy is on track. Our goal is to drive value for those shareholders over time. That’s what our focus has been and that's what it’ll continue to be.

We look at all of our strategic alternatives regularly. We did it five years ago and at that time we determined Skype didn’t have synergies with the rest of our portfolio, even though it was the highest-growth asset. So we divested it because we thought it was best to focus our resources on our core business.

At that time we determined eBay and PayPal were better together. If and when that changes, we’ll act rationally. Over the last 12 to 24 months, you see commerce companies trying to get into payments, you see payments companies trying to get into commerce. That's a little bit of validation that to build a strong commerce company, we’re better off together.

WSJ: Mr. Icahn has said eBay board member and venture capitalist Marc Andreessen couldn’t be objective during the Skype sale, because his firm stood to benefit. How do you respond to that?

Mr. Donahoe: Simply false. We went through a clear process to sell Skype. A process that included reaching out to other investors, a process that resulted in a competitive bid for Skype, that resulted in selling 70% of Skype to the highest bidder. Marc recused himself from the beginning.

WSJ: How do you manage the potential for conflict among board members including investors with varied interests and assets?

Mr. Donahoe: When there is a potential for conflict, the right answer is to recuse. Where it’s in doubt, you recuse yourself. Conflicts are inevitable, it’s not just in tech.

The most important thing is to compose a board of people that have relevant experience, expertise, skill sets and a diversity of backgrounds, diversity of experience, and diversity of personality. That’s the best way for a board to help a company add shareholder value.

WSJ: How do you stay focused on the company’s operations during a time like this?

Mr. Donahoe: My main focus is not being distracted by this media sideshow. I’m focused on growing and driving our business. What will determine our success or failure is if we successfully execute in the market, if we successfully innovate in the market, if we grow. If we do those things, we’ll drive shareholder value and everyone will be happy.

WSJ: How do you think eBay came to Carl Icahn’s attention?

Mr. Donahoe: You’ll have to ask him. Our interests aren’t unaligned. Everybody wants to drive shareholder value; Carl wants to drive shareholder value. How we do it and the time horizon for how we do it may be different, but we ultimately want the same thing.

WSJ: You recently invested $134 million in Indian online marketplace Snapdeal. Do you want to buy them?

Mr. Donahoe: You never know. Our investment is just a signal that we think the market is a big and important market. As people are coming online in India, they are becoming commerce citizens. We thought Snapdeal offered a nice complimentary business—it is focused on slightly different segments and slightly different groups of inventory.

WSJ: What sort of things do you buy yourself on eBay?

Mr. Donahoe: I buy almost anything I can. I bought my collar stays on eBay, I bought my shoes on eBay, I buy my Nespresso on eBay.
 * * * * * *
Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders.  eBay intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation.  EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s proxy statement for the 2013 Annual Meeting of Stockholders, filed with the SEC on March 18, 2013.  To the extent holdings of such participants in eBay’s securities have changed since the amounts described in the 2013 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information can also be found in eBay’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on January 31, 2014.

These documents, including any proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com.  Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.